Exhibit 99(g)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 7, 2011, by and between Oaktree Finance, LLC, a Delaware limited liability company (including the Delaware corporation into which it intends to convert, the “Corporation”), and Oaktree Capital Management, L.P., a Delaware limited partnership (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Corporation, which intends to elect to operate as business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Advisor hereby agree as follows:

1.             In General.  The Corporation hereby employs the Advisor to act as investment advisor to the Corporation with respect to the investment of the Corporation’s assets and to supervise and arrange for the day-to-day operations of the Corporation and the purchase of assets for and the sale of assets held in the investment portfolio of the Corporation subject to review by and the overall control of the board of directors of the Corporation (the “Board of Directors”), for the period and on the terms and conditions set forth in this Agreement. The Advisor hereby accepts such employment and agrees during such period to render such services and to assume the obligations herein set forth subject to the compensation as provided for below. The Advisor shall for all purposes herein be deemed to be an independent contractor.

2.             Duties and Obligations of the Advisor with Respect to Investment of Assets of the Corporation.

(a)           Subject to the succeeding provisions of this paragraph, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Corporation’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Corporation and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Corporation; (ii) supervise continuously the investment program of the Corporation and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of Section 2(e) hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Corporation.  The Corporation hereby grants the Advisor absolute unrestricted discretion and authority without consultation with the Board of Directors, on behalf and in the name of the Corporation, to enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Advisor of its duties hereunder.  Nothing contained herein shall be construed to restrict the Corporation’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Corporation’s shares.

(b)           In the performance of its duties under this Agreement, the Advisor shall at all times use reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Corporation; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and the By-Laws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Corporation as set forth in the Corporation’s Registration Statement on Form N-2, dated May 11, 2011 (the “Registration Statement”), as they may be amended from time to time by the Board of Directors or stockholders of the Corporation; and (v) any policies and determinations of the Board of Directors and provided in writing to the Advisor.

(c)           The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder, including operating overhead expenses, compensation expenses (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees providing services hereunder, the costs of any salaries or directors’ fees of any directors of the Corporation (the “Directors”) who are affiliated persons (as defined in the 1940 Act) of the Advisor and rent and other expenses incurred in maintaining the Advisor’s places of business. The Corporation shall bear and to the extent paid by the Advisor, reimburse the Advisor for all direct and indirect costs and expenses that are incurred in the Corporation’s operation and transactions, including payment of the fees payable to the Advisor under Section 4 hereof; organizational expenses;(1) offering expenses; expenses incurred in valuing the Corporation’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Advisor or payable to third parties, including agents, consultants or other advisors and travel expense, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and enforcing the Corporation’s rights in respect of such investments; expenses incurred in performing due diligence on the Corporation’s prospective portfolio companies; fees, interest or other costs payable on or in connection with any debt, if any, that

(1)   For purposes if this agreement, the term “organizational expenses” shall include all costs, expenses, fees and liabilities incurred in connection with the formation and organization of, or sale of interests in, the Corporation, as determined by the Advisor in its discretion, including any placement fees and all out-of-pocket legal, accounting, printing, electronic database, travel and filing fees and expenses.

may be incurred to finance the Corporation’s investments; distributions on shares; expenses associated with offerings of the Corporation’s common stock and other securities; administration fees; transfer agent and custody fees and expenses; the allocated costs of providing managerial assistance to those portfolio companies that require it; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating, structuring, making, and disposing of investments; brokerage fees and commissions; the Corporation’s dues, fees and charges of any trade association of which the Corporation is a member; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes and governmental charges; independent directors’ fees and expenses; costs of preparing and filing reports, registration statements, prospectuses or other documents required by the Securities and Exchange Commission (“SEC”), including printing and mailing costs; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the expenses of holding stockholder meetings; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; litigation and indemnification and other extraordinary or non-recurring expenses; costs of winding up and liquidating the Corporation; and all other non-investment advisory expenses of the Corporation.

(d)           For avoidance of doubt and notwithstanding any provision hereinto the contrary, following a public offering by the Corporation of its common stock, the Corporation shall reimburse the Advisor for all out-of-pocket fees and expenses incurred by the Advisor on behalf of the Corporation (or its predecessor), including, but not limited to, any fees or other costs incurred in connection with the negotiation and arrangement of any bank-issued credit facility used to finance the Corporation’s (or its predecessor’s) operations and investments.

(e)           The Advisor shall give the Corporation the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Corporation in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Corporation may have which may not be waived under applicable law.

(f)            The Advisor will place orders either directly with the issuer or with any broker, dealer or other financial intermediary.  In placing such orders, the Advisor will give primary consideration to obtaining the most favorable price and efficient execution.  However, the Advisor shall not be obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost.  In evaluating the terms available for executing particular transactions for the Corporation and in selecting brokers and dealers to execute such transactions, the Advisor may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers that may benefit the Corporation.  The Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Corporation, or the Advisor’s overall responsibilities with respect to its clients, including the Corporation, as to which the Advisor exercises investment discretion, notwithstanding that the Corporation may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge a lower commission on the particular transaction.  In addition, the Advisor is authorized to take into account the sale of shares of the Corporation in allocating purchase and sale orders for portfolio securities to brokers, dealers or other financial intermediary (including those affiliated with the Advisor), provided that the Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.

3.             Confidentiality.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested or required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.  If a party is requested or required to disclose information pursuant to the foregoing sentence, such party shall provide the other party with advance notice if permitted by applicable law and reasonably cooperate with such other party, if so requested, to limited such disclosure.

4.             Compensation of the Advisor.

(a)           The Advisor, for its services to the Corporation, will be entitled to receive a management fee (the “Base Management Fee”) from the Corporation determined in accordance with U.S. generally accepted accounting principles.  The Base Management Fee will be calculated at an annual rate of 1.50% of the Corporation’s gross assets and payable quarterly in arrears on a calendar quarter basis.  For purposes of calculating the Base Management Fee, the term “gross assets” includes any assets acquired with the Corporation’s borrowings, provided that from date of pricing of the Corporation’s initial public offering (the “Commencement Date”) through the end of the calendar quarter during which the first anniversary of the Commencement Date fall gross assets shall not include cash and cash equivalents .  For the period from the Commencement Date through the end of the first calendar quarter thereafter, the Base

Management Fee will be calculated based on the value of the Corporation’s gross assets last determined prior to completion of the Corporation’s initial public offering.  Subsequently, the Base Management Fee will be calculated based on the value of the Corporation’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.  Base Management Fees for any partial quarter will be appropriately pro-rated.

(b)           For purposes of this Agreement, the gross assets and net assets of the Corporation shall be calculated pursuant to the procedures adopted by the Board of Directors for calculating the value of the Corporation’s assets.

(c)           The Incentive Fee will consist of two parts, as follows:

(i)            One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee net investment income for the immediately preceding calendar quarter. “Pre-Incentive Fee net investment income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Corporation’s administration agreement (the “Administration Agreement”), any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee and any offering expenses).  Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities and obligations), accrued income not yet received in cash.  Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii)           Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets (defined as total assets less senior securities constituting indebtedness and preferred stock) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 2.00% per quarter (8.0% annualized).  The Corporation will pay the Advisor an Incentive Fee with respect to the Corporation’s Pre-Incentive Fee net investment income in each calendar quarter as follows:

(1)           no Incentive Fee for any calendar quarter in which the Corporation’s Pre-Incentive Fee net investment income does not exceed the hurdle rate;

(2)           100% of the Corporation’s Pre-Incentive Fee net investment income for any calendar quarter with respect to that portion of the pre-Incentive Fee net investment income for such quarter, if any, that exceeds the hurdle rate but is less than 2.5% (10% annualized); and

(3)           20.0% of the amount of the Corporation’s Pre-Incentive Fee net investment income for any calendar quarter with respect to that portion of the Pre-Incentive Fee net investment income for such quarter, if any, that exceeds 2.5% (10% annualized).

(iii)          The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2011, and is calculated at the end of each applicable year by subtracting (1) the sum of the Corporation’s cumulative realized capital losses and unrealized capital depreciation from (2) the Corporation’s cumulative aggregate realized capital gains, in each case calculated from the Commencement Date.  If the amount so calculated is positive, then the Capital Gains Fee for such year is equal to 20.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years; provided that the Incentive Fee determined as of December 31, 2011 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2011.  If such amount is negative, then no Capital Gains Fee will be payable for such year.  If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

5.             Limitation of Liability of the Advisor; Indemnification.

(a)           The Advisor, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them (including any individual who serves at the Advisor’s request as a director, officer, partner, member or the like of another entity) (collectively, the “Indemnified Parties”), shall not be liable to the Corporation for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as investment advisor for the Corporation, and the Corporation shall indemnify, defend and protect the each of the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against any loss, liability, claim, damage or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by such Indemnified Party in connection with the defense or disposition of any action, suit or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) or investigation, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Party may be or may have been involved as a party or otherwise or with which such Indemnified Party may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnified Party’s having acted in any such capacity.  With respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Party as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Party was authorized by a majority of the full Board of Directors.  Notwithstanding this Section 5(a) to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (such conduct sometimes referred to herein as “disabling conduct”).

(b)           The Corporation may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Corporation receives a written affirmation of an Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Corporation unless it is subsequently determined that such Indemnified Party is entitled to such indemnification.  In addition, at least one of the following conditions must be met:  (i) the Indemnified Party shall provide security for such undertaking; (ii) the Corporation shall be insured against losses arising by reason of any unlawful advance; or (iii) a majority of a quorum consisting of Directors who are neither “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Corporation nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a writing, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification.

(c)           All determinations with respect to the standards for indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct; or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Directors or (B) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (ii) above.

The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

6.             Activities of the Advisor.  The services of the Advisor to the Corporation are not to be deemed to be exclusive.  Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.  It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Advisor and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Advisor and directors, officers, members, managers, employees, partners and stockholders of the Advisor and its affiliates are or may become similarly interested in the Corporation as officers, directors, stockholders or otherwise.

7.             Duration and Termination.

(a)           This Agreement shall become effective as of the date hereof, provided that the Advisor shall begin providing the services set forth herein and be entitled to compensation pursuant to Section 4 above beginning on the Commencement Date and, unless sooner terminated with respect to the Corporation as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by both (i) the vote of a majority of the Board of Directors or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Corporation at the time outstanding and entitled to vote, and (ii) by the vote of a majority of a majority of those members of the Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b)           Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, upon not less than 60 days’ written notice by one party to the other party (which notice may be waived by such other party), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Board of Directors in office at the time or by the vote of the holders of a majority of the voting securities of the Corporation at the time outstanding and entitled to vote, or by the Advisor.  This Agreement will also immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act and the regulations thereunder.)

8.             Amendments of this Agreement.  This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.  Any amendment of this Agreement shall be subject to the 1940 Act.

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, if any, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

10.           No Waiver.  The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

11.           Severability.  If any term or other provision of this Agreement held or made invalid by a court decision, statute or rule or is or becomes illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.           Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall in no way define or delimit any of the provisions hereof or otherwise affect in any way the meaning or interpretation of this Agreement.

13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

14.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

15.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the date first above written.

OAKTREE FINANCE, LLC

By:	/s/ William B. Sacher
	Name:	William B. Sacher
	Title:	Chief Executive Officer

By:	/s/ Rajkumar Makam
	Name:	Rajkumar Makam
	Title:	President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	Managing Director
General Counsel

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director